Exhibit No. 10.18
DEVON ENERGY CORPORATION
2009 LONG-TERM INCENTIVE PLAN
EMPLOYEE NONQUALIFIED STOCK OPTION
AWARD AGREEMENT
     THIS NONQUALIFIED STOCK OPTION AWARD AGREEMENT (the “Award Agreement”), is entered into as of «Date» (the “Date of Grant”), by and between Devon Energy Corporation (the “Company”) and «FirstName» «MiddleName» «LastName» (the “Participant”);
WITNESSETH:
     WHEREAS, the Participant is an employee of the Company or a Subsidiary or Affiliated Entity of the Company, and it is important to the Company that the Participant be encouraged to remain in the employ of the Company or a Subsidiary or Affiliated Entity of the Company, as applicable; and
     WHEREAS, in recognition of such facts, the Company desires to provide to the Participant a nonqualified stock option to purchase «Shares» shares of the Common Stock of the Company (the “Covered Shares”), as hereinafter provided, pursuant to the “Devon Energy Corporation 2009 Long-Term Incentive Plan” (the “Plan”), a copy of which is attached hereto.
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the Participant and the Company hereby agree as follows:
     Section 1. Grant of Stock Option. The Company hereby grants to the Participant a nonqualified stock option that is not intended to qualify under Section 422 of the Code, to purchase all or any part of the Covered Shares (the “Stock Option”) subject to the terms and conditions of this Award Agreement and the Plan, which is incorporated herein by reference and made a part hereof for all purposes. The purchase price for each Covered Share to be purchased hereunder shall be the exercise price set forth on the Cover Page (the “Exercise Price”).
     Section 2. Times of Exercise of Stock Option.
     (a) The Stock Option shall be exercisable on and after the vesting date for each installment of Covered Shares as described in the following schedule (the “Vesting Date”) (but only if the Participant’s Date of Termination has not occurred before the Vesting Date):
Vesting Schedule

Vesting Date	Covered Shares Vesting

«Vestdate1» «Vestdate2» «Vestdate3» «Vestdate4» «Vestdate5»
     (b) The Stock Option shall become fully vested and exercisable upon the occurrence of a Change of Control Event that occurs (i) prior to the Participant’s Date of

Termination or (ii) if the Participant has retired prior to such Change of Control Event and is Post-Retirement Eligible, following the Participant’s Date of Termination.
     (c) If (i) the Participant’s Date of Termination occurs under circumstances in which the Participant is entitled to a severance payment from the Company, a Subsidiary, or an Affiliated Entity under (A) the Participant’s employment agreement or severance agreement with the Company due to a termination of the Participant’s employment by the Company without “cause” or by the Participant for “good reason” in accordance with the Participant’s employment agreement or severance agreement or (B) the Devon Energy Corporation Severance Plan and (ii) the Participant signs and returns to the Company a release of claims against the Company in a form prepared by the Company (the “Release”) and the Participant does not revoke the Release prior to the date the Release becomes effective, then the Stock Option shall become fully vested and exercisable effective as of the Participant’s Date of Termination. If the Participant fails to sign and return the Release to the Company or revokes the Release prior to the date the Release becomes effective, then the unvested portion of the Stock Option shall be forfeited.
     (d) The Stock Option shall become fully vested and exercisable upon the Participant’s Date of Termination if the Participant’s Date of Termination occurs by reason of the Participant’s death. The Committee may, in its sole and absolute discretion, elect to vest all or a portion of the unvested portion of the Stock Option upon the Participant’s Date of Termination if the Participant’s Date of Termination occurs by reason of disability, Normal Retirement Date, Early Retirement Date, or other special circumstances (as determined by the Committee).
     (e) Notwithstanding any provision to the contrary in this Award Agreement, if the Participant is Post-Retirement Eligible, the Participant shall, subject to the satisfaction of the conditions in Section 9, be eligible to vest, in accordance with the Vesting Schedule above in this Section 2, in the installments of the Covered Shares of the Stock Option that remain unvested on the Date of Termination as follows:

Percentage of Unvested Installments of
Covered Shares of the Stock Option
Age at Retirement	Eligible to be Earned by the Participant
54 and earlier	0%
55	60%
56	65%
57	70%
58	75%
59	80%
60 and beyond	100%
     Nothing in this Award Agreement shall be construed to affect the application of Section 12.5 of the Plan (relating to Change of Control), to the extent such Section would otherwise be applicable.
     Section 3. Term of Stock Option. The Stock Option shall expire and cease to be exercisable on the earliest to occur of:
     (a) The Expiration Date set forth on the Cover Page.

     (b) If the Participant’s Date of Termination occurs by reason of death, the three-year anniversary of such Date of Termination.
     (c) If the Participant’s Date of Termination occurs by reason of disability, and Section (d) below (relating to termination or after Normal Retirement Date) does not apply, the one-year anniversary of such Date of Termination.
     (d) If the Participant’s Date of Termination occurs by reason of Participant’s retirement and the Participant is Post-Retirement Eligible, the Expiration Date of the Stock Option; provided, however, if a Non-Compliance Event occurs following the Date of Termination, the Stock Option shall cease to be exercisable on the one-year anniversary of such Non-Compliance Event.
     (e) If (i) the Participant’s Date of Termination occurs by reason of the Participant’s retirement, (ii) the Date of Termination occurs on or after the Participant’s Normal Retirement Date and (iii) the Participant is not Post-Retirement Eligible, the three-year anniversary of such Date of Termination (or such later date as may be permitted by the Committee).
     (f) If the Participant’s Date of Termination occurs under circumstances in which the Participant is entitled to a severance payment from the Company, a Subsidiary of the Company, or an Affiliated Entity under an employment agreement or severance agreement with the Company, the last day of the Severance Period. The “Severance Period” shall be the longer of:
(i) the period beginning on the Date of Termination and continuing through the end of the period during which such severance payments are paid to the Participant; or
(ii) the period described in the following clause (B), if the amount of the Participant’s severance payment is determined in whole or in part as being equal to the product of (A) the Participant’s salary rate, multiplied by (B) a period over which such amount would be computed.
     (g) If the Participant’s Date of Termination occurs and none of Sections (b), (c), (d), (e), and (f) are applicable, the three month anniversary of such Date of Termination.
     Section 4. Nontransferability of Stock Option. The Stock Option may be exercised during the lifetime of the Participant only by the Participant. Without limiting the generality of the previous sentence, the Stock Option shall not be assigned, transferred (except as provided above), pledged or hypothecated in any way whatsoever, shall not be assigned by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Stock Option contrary to the provisions hereof, shall be null and void and without effect. However, in the event of a Participant’s death, the Stock Option may be transferred in accordance with the provisions of a Participant’s will, the applicable laws of descent and distribution, or a beneficiary designation that is in a form approved by the Committee.
     Section 5. Employment. So long as the Participant shall continue to be an employee of the Company or one or more of the Subsidiaries or Affiliated Entities of the Company, the Stock Option shall not be affected by any change of duties or position. Nothing in the Plan or in this Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or any of its Subsidiaries or Affiliated Entities, or interfere in any way with the right to terminate the Participant’s employment at any time.
     Section 6. Method of Exercising Stock Option.
     (a) Procedures for Exercise. The Stock Option may be exercised prior to the Expiration Date by providing written notice in the form prescribed by the Company to the Secretary of the Company or following the electronic exercise procedures adopted by the Company. The written notice shall state the election to exercise the Stock Option, the number of Covered Shares to be purchased upon exercise, the form of payment, and shall be signed by the person exercising the Stock Option.
     (b) Form of Payment. Payment of the full Exercise Price for the Covered Shares purchased under this Award Agreement shall accompany the Participant’s notice of exercise, together with full payment of applicable withholding taxes, if any. Payment shall be made (i) in cash or by check, draft or money order payable to the order of the Company; (ii) by delivering shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the Exercise Price, but only to the extent such form of payment would not result in a compensation expense to the Company for financial accounting purposes with respect to the shares of Common Stock used to pay the Exercise Price unless otherwise determined by the Committee; or (iii) a combination of the foregoing.
     (c) Further Information. In the event the Stock Option is exercised, pursuant to the foregoing provisions of this Section 6, by any person other than the Participant due to the Participant’s death, notice shall also be accompanied by appropriate proof of such person’s right to exercise the Stock Option. The notice so required shall be given electronically or by personal delivery to the Secretary of the Company or by registered or certified mail, addressed to the Company at 20 North Broadway, Oklahoma City, Oklahoma 73102-8260, Attention: Secretary, and it shall be deemed to have been given when it is delivered or when it is deposited in the United States mail in an envelope addressed to the Company, as aforesaid, properly stamped for delivery as a registered or certified letter.
     Section 7. Securities Law Restrictions. The Stock Option shall be exercised and Common Stock issued only upon compliance with the Securities Act of 1933, as amended (the “Act”), and any other applicable securities law, or pursuant to an exemption therefrom. If deemed necessary by the Company to comply with the Act or any applicable laws or regulations relating to the sale of securities, the Participant, at the time of exercise and as a condition imposed by the Company, shall represent, warrant and agree that the Covered Shares subject to the Stock Option are being purchased for investment and not with any present intention to resell the same and without a view to distribution, and the Participant shall, upon the request of the Company, execute and deliver to the Company an agreement to such effect.
     Section 8. Notices. All notices or other communications relating to the Plan and this Award Agreement as it relates to the Participant shall be in writing and shall be delivered electronically, personally or mailed (U.S. Mail) by the Company to the Participant at the then current address as maintained by the Company or such other address as the Participant may advise the Company in writing.
     Section 9. Conditions to Post-Retirement Vesting.
     (a) Notice of and Conditions to Post-Retirement Vesting. If the Participant is Post-Retirement Eligible, the Company shall, within a reasonable period of time prior to the

Participant’s Date of Termination, notify the Participant that the Participant has the right to continue to vest following the Date of Termination in any unvested installments of Covered Shares of the Stock Option (each such unvested installment, an “Installment”), provided that the Participant executes and delivers to the Company, with respect to each such Installment, the following documentation: (i) a non-disclosure letter agreement, in the form attached as Exhibit A, (a “Non-Disclosure Agreement”) on or before January 1 of the year in which such Installment vests pursuant to the Vesting Schedule (or, with respect to the calendar year in which the Date of Termination occurs, on or before the Date of Termination), and (ii) a compliance certificate, in the form attached as Exhibit B, (a “Compliance Certificate”) indicating the Participant’s full compliance with the Non-Disclosure Agreement on or before November 1 of the year in which such Installment vests pursuant to the Vesting Schedule.
     (b) Consequences of Failure to Satisfy Vesting Conditions. In the event that, with respect to any given Installment, the Participant fails to deliver either the respective Non-Disclosure Agreement or Compliance Certificate for such Installment on or before the date required for the delivery of such document (such failure, a “Non-Compliance Event”), the Participant shall not be entitled to vest in any unvested Installments that would vest from and after the date of the Non-Compliance Event and the Company shall be authorized to take any and all such actions as are necessary to cause such unvested Stock Options to not vest and to terminate. The only remedy of the Company for failure to deliver a Non-Disclosure Agreement or a Compliance Certificate shall be the failure to vest in, and cancellation of, any unvested Installments then held by the Participant.
     Section 10. Definitions. Words, terms, or phrases used in this Agreement shall have the meanings set forth in this Section 10. Capitalized terms used in this Award Agreement but not defined herein shall have the meaning designated in the Plan.
     (a) “Act” has the meaning set forth in Section 7.
     (b) “Award Agreement” has the meaning set forth in the preamble.
     (c) “Code” means Internal Revenue Code of 1986, as amended.
     (d) “Company” has the meaning set forth on the Cover Page.
     (e) “Compliance Certificate” has the meaning set forth in Section 9(a).
     (f) “Covered Shares” has the meaning set forth in the preamble.
     (g) “Date of Grant” has the meaning set forth in the preamble.
     (h) “Date of Termination” means the first day occurring on or after the Date of Grant on which the Participant is not employed by the Company, a Subsidiary, or an Affiliated Entity, regardless of the reason for the termination of employment; provided however, that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company, a Subsidiary, and an Affiliated Entity or between two Subsidiaries or two Affiliated Entities. The Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company, a Subsidiary, or an Affiliated Entity approved by the Participant’s employer pursuant to Company policies. If, as a result of a sale or other transaction, the Participant’s employer ceases to be either a Subsidiary or an Affiliated Entity and the Participant is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary or an Affiliated Entity, then the date of the occurrence of such transaction shall be treated as the Participant’s Date of Termination.
     (i) “Early Retirement Date” means the first day of the month coinciding with or next following the date the Participant (i) attains age 55 and (ii) earns at least 10 Years of Service.
     (j) “Exercise Price” has the meaning set forth in Section 1.
     (k) “Expiration Date” has the meaning set forth on the Cover Page.
     (l) “Installment” has the meaning set forth in Section 9(a).
     (m) “Non-Compliance Event” has the meaning set forth in Section 9(b).
     (n) “Non-Disclosure Agreement” has the meaning set forth in Section 9(a).
     (o) “Normal Retirement Date” means the first day of the month coinciding with or next following the date the Participant attains age 65.
     (p) “Participant” has the meaning set forth in the preamble.
     (q) “Plan” has the meaning set forth in the preamble.
     (r) “Post-Retirement Eligible” means the Participant’s Date of Termination occurs (i) by reason of the Participant’s retirement and (ii) on or after the Participant has attained age fifty-five (55) with ten (10) or more Years of Service.
     (s) “Stock Option” has the meaning set forth in Section 1.
     (t) “Vesting Date” has the meaning set forth in Section 2.
     (u) “Year of Service” shall mean a calendar year in which the Participant is employed with the Company, a Subsidiary or Affiliated Entity for at least nine months of a calendar year. When calculating Years of Service hereunder, Participant’s first hire date with the Company, a Subsidiary or Affiliated Entity shall be used.

“COMPANY”	DEVON ENERGY CORPORATION
a Delaware corporation

“PARTICIPANT”	«FirstName» «MiddleName» «LastName»
«Address1»
«City», «State», «Zip»
ID: «ID»

EXHIBIT A
Form of Non-Disclosure Agreement
[Insert Date]
Devon Energy Corporation
20 North Broadway
Oklahoma City, OK 73102
          Re: Non-Disclosure Agreement
Ladies and Gentlemen:
     This letter agreement is entered between Devon Energy Corporation (together with its subsidiaries and affiliates, the “Company”) and the undersigned (the “Participant”) in connection with that certain Nonqualified Stock Option Award Agreement (the “Agreement”) dated                     , 2009 between the Company and the Participant. All capitalized terms used in this letter agreement shall have the same meaning ascribed to them in the Agreement unless specifically denoted otherwise.
     The Participant acknowledges that, during the course of and in connection with the employment relationship between the Participant and the Company, the Company provided and the Participant accepted access to the Company’s trade secrets and confidential and proprietary information, which included, without limitation, information pertaining to the Company’s finances, oil and gas properties and prospects, compensation structures, business and litigation strategies and future business plans and other information or material that is of special and unique value to the Company and that the Company maintains as confidential and does not disclose to the general public, whether through its annual report and/or filings with the Securities and Exchange Commission or otherwise (the “Confidential Information”).
     The Participant acknowledges that his position with the Company was one of trust and confidence because of the access to the Confidential Information, requiring the Participant’s best efforts and utmost diligence to protect and maintain the confidentiality of the Confidential Information. Unless required by the Company or with the Company’s express written consent, the Participant will not, during the term of this letter agreement, directly or indirectly, disclose to others or use for his own benefit or the benefit of another any of the Confidential Information, whether or not the Confidential Information is acquired, learned, attained or developed by the Participant alone or in conjunction with others.
     The Participant agrees that, due to his access to the Confidential Information, the Participant would inevitably use and/or disclose that Confidential Information in breach of his confidentiality and non-disclosure obligations if the Participant worked in certain capacities or engaged in certain activities for a period of time following his employment with the Company, specifically in a position that involves (i) responsibility and decision-making authority or input at the executive level regarding any subject or responsibility, (ii) decision-making responsibility or input at any management level in the Participant’s individual area of assignment with the Company, or (iii) responsibility and decision-making authority or input that otherwise allows the use of the Confidential Information (collectively referred to as the “Restricted Occupation”). Therefore, except with the prior written consent of the Company, during the term of this letter agreement, the Participant agrees not to be employed by, consult for or otherwise act on behalf of any person or entity in any capacity in which he would be involved, directly or indirectly, in a Restricted Occupation. The Participant acknowledges that this commitment is intended to protect the Confidential Information and is not intended to be applied or interpreted as a covenant against competition.
     The Participant further agrees that, during the term of this letter agreement, the Participant will not, directly or indirectly on behalf of a person or entity or otherwise, (i) solicit any of the established customers of the Company or attempt to induce any of the established customers of the Company to cease doing business with the Company, or (ii) solicit any of the employees of the Company to cease employment with the Company.
     This letter agreement shall become effective upon execution by the Participant and the Company and shall terminate on December 31, 200___. [NOTE: Insert date that is the end of the calendar year of the letter agreement.]
     If you agree to the above terms and conditions, please execute a copy of this letter agreement below and return a copy to me.

“PARTICIPANT”

[Name of Participant]

THE UNDERSIGNED HEREBY ACCEPTS AND AGREES TO THE TERMS SET FORTH ABOVE AS OF THIS            DAY OF                     ,           .

“COMPANY” DEVON ENERGY CORPORATION
By:
Name:
Title:

EXHIBIT B
Form of Compliance Certificate
     I hereby certify that I am in full compliance with the covenants contained in that certain letter agreement (the “Agreement”) dated as of                     ,            between Devon Energy Corporation and me and have been in full compliance with such covenants at all times during the period ending October 31,           .

[Name of Participant]

Dated: